UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2011

AMERICAN REPROGRAPHICS COMPANY
 (Exact name of registrant as specified in its charter)

STATE OF DELAWARE	001-32407	20-1700361
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1981 N. Broadway, Suite 385, Walnut Creek, California	94596
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 949-5100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As of January 3, 2011, American Reprographics Company (the “Company”) and American Reprographics Company, L.L.C. (“ARC, LLC”) terminated the interest rate swap transaction with Wells Fargo Bank, N.A. (“Wells Fargo”) as counterparty to the ISDA Master Agreement dated December 19, 2007 (the “ISDA Master Agreement”), as amended by the First Amended and Restated ISDA Confirmation dated October 2, 2009 (the “Amended Confirmation”). On January 5, 2011, the Company and ARC, LLC paid $9,848,657 as final settlement payment of the interest rate swap transaction. No material termination penalties were paid in connection with termination of the interest rate swap transaction.

As previously disclosed, the Company and ARC, LLC entered into the interest rate swap transaction in order to hedge the floating interest rate risk on the ARC, LLC’s variable rate debt under the Credit and Guaranty Agreement dated December 6, 2007 with J.P. Morgan Chase Bank, N.A., as administrative agent and collateral agent, J.P. Morgan Securities, Inc. and Wachovia Capital Markets, LLC as joint book runners and joint lead arrangers and Wachovia Bank, National Association, as syndication agent (the “Credit and Guaranty Agreement”). As previously disclosed, the Credit and Guaranty Agreement was terminated on December 1, 2010.

Other than in respect of the interest rate swap transaction, the Company and certain of its subsidiaries entered into a Credit Agreement dated December 1, 2010 with Wells Fargo (the “Credit Agreement”). As previously disclosed, the Credit Agreement provides for a $50,000,000 senior secured revolving line of credit, of which up to $20 million is available for the issuance of letters of credit.

The descriptions of the ISDA Master Agreement, the Amended Confirmation and the Credit Agreement contained herein do not purport to be complete and are qualified in their respective entireties by reference to the full text of such agreements, copies of which were filed as Exhibit 10.1 to the Form 8-K filed by the Company on December 26, 2007, Exhibit 10.2 to the Form 8-K filed by the Company on October 6, 2009 and Exhibit 10.1 to the Form 8-K filed by the Company on December 2, 2010, respectively.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REPROGRAPHICS COMPANY
Dated: January 7, 2011

	By:	/s/ Kumarakulasingam Suriyakumar

Kumarakulasingam Suriyakumar
Chief Executive Officer and President